Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Mark Brewer	Danny Gibbons
		Investor Relations	SVP & CFO
		investorrelations@wtoffshore.com	investorrelations@wtoffshore.com
		713-297-8024	713-624-7326

W&T OFFSHORE REACHES AGREEMENT TO RESOLVE

FEDERAL CLEAN WATER ACT INVESTIGATION

HOUSTON, December 11, 2012 — W&T Offshore, Inc. (NYSE: WTI) today announced that it reached an agreement with the United States Attorney’s Office for the Eastern District of Louisiana that resolves environmental violations related to the Company’s Ewing Banks 910 oil and gas production platform (“EW-910”) in the Gulf of Mexico.

During 2009, employees of a contractor working for W&T Offshore on the EW-910 platform violated established protocols for collecting produced water samples before submitting the samples to the laboratory for testing. Additionally, on November 27, 2009, Federal government inspectors observed a light, visible sheen on the water around the EW-910 platform, resulting from ongoing platform cleaning efforts.

Under the agreement, W&T Offshore will plead guilty to one felony count under the Clean Water Act for altering monthly produced water discharge samples from the EW-910 platform in 2009 and to one misdemeanor count under the Clean Water Act for negligently discharging a small amount of oil from the same platform in November 2009. The Company previously disclosed the ongoing government investigation.

The plea agreement, which is subject to Federal district court approval, requires W&T Offshore to pay a $700,000 fine, make a $300,000 community service payment, be placed on a three-year term of probation, and implement an environmental compliance program subject to a third-party audit.

W&T Offshore timely cooperated with the government’s investigation and accepted responsibility for the violations. W&T Offshore has taken efforts since these incidents in 2009 to ensure environmental and regulatory compliance at all levels of management and personnel, and since 2009 the Company has invested in infrastructure and equipment maintenance to avoid a recurrence.

W&T Offshore is committed to environmental compliance and safety, which are an integral part of company operations, by providing all employees and contractors with the necessary tools

W&T Offshore, Inc. • Nine Greenway Plaza, Suite 300 • Houston, Texas 77046 • 713-626-8525 • www.wtoffshore.com and knowledge needed to make environmental compliance and safety a fundamental part of our work.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer focused primarily in the Gulf of Mexico and Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 67 producing offshore fields in federal and state waters, including the deepwater. During 2011, we expanded onshore into West Texas and East Texas where we are actively pursuing exploration and development activities. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

# # #